CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Harbor Funds and to the use of our report dated August 26, 2016 on the financial statements and financial highlights of the Mar Vista Strategic Growth Fund, a series of Manager Directed Portfolios. Such financial statements and financial highlights appear in the June 30, 2016 Annual Report to Shareholders that is incorporated by reference into the Statements of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

December 16, 2016